UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 15, 2017

HAWAIIAN HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350
Honolulu, HI 96819
(Address of principal executive offices, including zip code)

(808) 835-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Resignation of Officer and Director

On November 15, 2017, the Board of Directors (the “Board”) of Hawaiian Holdings, Inc. (the “Company”) and Hawaiian Airlines, Inc., a wholly-owned subsidiary of the Company (“Hawaiian”), received and accepted notification from Mark B. Dunkerley, the President and Chief Executive Officer of the Company and Hawaiian, of his intention to retire and leave the Company and Hawaiian effective March 1, 2018.

(c)

Appointment of Officer and Director

On November 15, 2017, the Board appointed Peter R. Ingram, the current Executive Vice President and Chief Commercial Officer of Hawaiian, to succeed Mr. Dunkerley as President and Chief Executive Officer of the Company and Hawaiian and as a member of the Board, all effective March 1, 2018. The Board also appointed Mr. Ingram to serve on its Executive Committee and Safety Committee, effective upon his appointment to the Board.

Mr. Ingram, 51, has served as the Executive Vice President and Chief Commercial Officer of Hawaiian since October 2011. Previously, Mr. Ingram served as Executive Vice President, Chief Financial Officer and Treasurer of the Company and Hawaiian from November 2005 to October 2011. Mr. Ingram worked at AMR Corporation, the parent company of American Airlines and American Eagle Airlines, for 11 years prior to joining the Company. From 2002 to 2005, he served as Vice President of Finance and Chief Financial Officer for American Eagle Airlines. Prior to that, he spent eight years in finance‑related management positions for American Airlines. Mr. Ingram received a B.A. in Business Administration from the University of Western Ontario (1988) and has an M.B.A. from Duke University (1994).

A press release announcing this succession transition is attached hereto as Exhibit 99.1.

(e)

Compensatory Arrangement with Peter R. Ingram

In connection with Mr. Ingram’s appointment as President and Chief Executive Officer of the Company and Hawaiian, Mr. Ingram’s base salary will increase to $600,000 per year and his target annual bonus percentage will increase to 120%. On November 15, 2017, Mr. Ingram was also granted 40,617 restricted stock units that will vest on March 1, 2021, subject to the achievement of certain performance metrics and Mr. Ingram’s continuous status as a service provider, with pro rata vesting for certain involuntary terminations of employment prior to March 1, 2021.

Mr. Ingram has entered into a new Change in Control and Severance Agreement on the Company’s standard form for senior executives, except that Mr. Ingram’s new Change in Control and Severance Agreement will provide, effective March 1, 2018, for an increased lump sum payment equal to 36 months of his base salary and an increased lump sum payment equal to 300% of his target annual bonus if, within the period beginning three months prior to and ending 18 months following a change in control, his employment with the Company is terminated by the Company for a reason other than cause, death, or disability or he terminates his employment with the Company for good reason, subject to the effectiveness of a release of claims in a form acceptable to the Company.

Compensatory Arrangement with Jonathan D. Snook

Effective March 1, 2018, the base salary of Jonathan D. Snook, the Executive Vice President and Chief Operating Officer of Hawaiian, will increase to $500,000 per year and his target annual bonus percentage will increase to 100%. On November 15, 2017, Mr. Snook was also granted 27,078 restricted stock units that will vest on March 1, 2021, subject to the achievement of certain performance metrics and Mr. Snook’s continuous status as a service provider, with pro rata vesting for certain involuntary terminations of employment prior to March 1, 2021.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated November 16, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN HOLDINGS, INC.

Date: November 16, 2017	By:	/s/ Aaron J. Alter
Name: Aaron J. Alter Title: Executive Vice President, Chief Legal Officer and Corporate Secretary